Exhibit 99.1

For Immediate Release	Contact:	Todd Atenhan
813-749-2100
813-855-4745 (Fax)
investor.relations@CRYO-CELL.com

CRYO-CELL INTERNATIONAL, INC. REPORTS RESULTS

FOR FISCAL 2004

Company Reports Net Income, Increased Revenues, Higher Gross Margins,

and Strong Cash Position

SOLID FINANCIAL PERFORMANCE CONTINUES AS COMPANY PROCEEDS WITH STRATEGIC PLAN

Clearwater, FL – February 11, 2005 - CRYO-CELL International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”) today announced revenues of approximately $12.2 million for the fiscal year ended November 30, 2004, compared to approximately $7.5 million for fiscal 2003. The 62% revenue increase over 2003 period is primarily attributable to new clients and the effects of successfully implemented price increases during 2004 for newly enrolling clients.

Net income in fiscal 2004 was approximately $2.8 million, or $0.25 per common share - basic, compared to a net loss of approximately $7.5 million, or ($0.66) per common share - basic, in fiscal 2003. The net income in 2004, compared to the net loss in 2003, was due in part to a $4.1 million increase in gross profits compared to 2003 levels and a reduction of $1.7 million, or 21% in marketing, general and administrative expenses. Net income in 2004 also included approximately $1.1 million from the reversal of an accrual of expense in fiscal 2003 relating to the PharmaStem litigation. That accrual had increased the net loss in fiscal 2003 by $1.1 million. The reversal of the accrual resulted from a favorable ruling by the Court on post trial motions in that case during 2004. Other items that contributed to the net loss in fiscal 2003 that are not included in the results of fiscal 2004 include asset impairment charges of approximately $2 million. The impairment charges in 2003 included the reduction in value of investments in subsidiaries and affiliates and charges related to the decision to discontinue further investment in and utilization of the Company’s proprietary storage technology. In addition, losses from discontinued operations of Stem Cell Preservation Technologies, Inc., a discontinued subsidiary, were approximately $93,000 in 2004 compared with $689,000 in 2003.

The Company also recognized approximately $550,000 in other income in 2004, compared to approximately $211,000 in 2003. Other income principally consisted of income recognized on the sale of license agreements, royalty income earned on the subsequent processing and storage of specimens in geographic areas where the Company has licensing agreements and from the sale of sub-licenses by licensees.

The Company’s gross margin increased to 74% of revenue in 2004 from 65% in 2003. The gross margin improvement is a result of the 62% increase in revenues, as described above, combined with an increase of only 20% in cost of sales. As of November 30, 2004, the Company had approximately $6.0 million in available cash, cash equivalents and marketable securities and no long-term debt. As a result of the Court’s favorable ruling in the PharmaStem litigation, the Company recovered approximately $958,000 in cash during the fourth quarter 2004 that was being held in an escrow account in connection with the original jury verdict. During fiscal 2004, the Company invested approximately $686,000 of capital in the build-out of its new facility, which was funded entirely from cash flow from operations.

“We are very pleased with CRYO-CELL’s continuing solid performance throughout 2004,” commented Mercedes Walton, Chairman and interim CEO. “The Company achieved significant operational milestones as reflected by increased revenues, decreased expense, higher margins, positive operating income and enhanced shareholder value. From a strategic perspective, CRYO-CELL made substantial progress in 2004 towards reaching resolution on a majority of outstanding legacy issues, along with launching key alliances that we believe will accelerate our industry leadership moving forward.”

In addition to successfully repositioning CRYO-CELL’s core service which included a strategic pricing increase, the Company was awarded category exclusivity to participate in a highly targeted marketing initiative with American Baby and Prenate Elite™, America’s most widely prescribed prenatal vitamin. CRYO-CELL also joined some of America’s leading companies in teaming up with Upromise®, Inc. to become the first and only private cord blood bank to participate in this industry-leading college savings service in which the Company gives clients money back for college. CRYO-CELL also signed a License and Royalty Agreement with Asia CRYO-CELL Private Limited, a newly formed Indian company that is well capitalized and has demonstrated skills, knowledge and professional networks necessary to successfully launch the U-Cord® program in India, with approximately 20 million births per year representing one of the largest birth markets in the world.

In another major milestone, CRYO-CELL relocated its corporate headquarters in November 2004 to a newly constructed, nearly 18,000 square-foot, state-of-the-art, current Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. The highly secured, technologically advanced facility is designed to support the expansive and growing base of currently more than 75,000 CRYO-CELL clients, over the next ten years. The Company’s new laboratory processing facility boasts a class 10,000 clean room and class 100 environments for the processing of cord blood stem cells and other cellular tissues. The Company believes that CRYO-CELL is the first private bank to process cord blood in a technologically and operationally advanced (cGMP/cGTP)-compliant facility, which positions CRYO-CELL well in the market and ahead of emerging regulation.

“Moving forward, CRYO-CELL expects to build on our strong performance, formidable progress and continuing momentum of 2004,” Ms. Walton continued. “With a strong cash position and no long-term debt, we anticipate that continued revenue growth and further advancements with our strategic plan and business goals will favorably impact earnings in the coming periods.”

About CRYO-CELL International, Inc.

Based in Oldsmar, Florida, CRYO-CELL is the world’s largest U-Cord® stem cell banking firm, offering high-quality cord blood preservation exclusively for the benefit of newborn babies and possibly other members of their family. With over 75,000 clients, CRYO-CELL is accredited by the American Association of Blood Banks (AABB) and operates in a newly constructed state-of-the-art current Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility..

CRYO-CELL is a publicly traded company. OTC Bulletin Board Symbol CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.CRYO-CELL.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our new facility; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; any negative effect from the filed class action shareholder lawsuits; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.

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